Exhibit 4

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Tesco Corporation of our report dated March 14, 2005 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders.

Calgary, Alberta
March 14, 2005